UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2008

UCBH Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Montgomery Street
San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 315-2800

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS
     UCBH Holdings, Inc. (the “Company”), the bank holding company of United Commercial Bank (the “Bank”), announced today that the United States Treasury Department and the Federal Housing Finance Agency actions with respect to the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) will adversely impact the fair value of the Company’s investments in Fannie Mae and Freddie Mac perpetual preferred stock.
     The Company’s Fannie Mae and Freddie Mac perpetual preferred stock investments were included in the Company’s available-for-sale investment securities portfolio with a carrying value of approximately $19.1 million. The impact of the actions announced by the United States Treasury Department and the Federal Housing Finance Agency on September 7, 2008, as well as continuing concerns in the market place about the future value of the Fannie Mae and Freddie Mac perpetual preferred stock, have caused the value of the Company’s investments in those securities to decrease materially during the third quarter of 2008. These investment securities currently trade at five to ten percent of par value. It is unclear if and when the values of such investment securities will improve or recover. As a result, the Company expects to record an other than temporary impairment charge on these investments during the quarter ending September 30, 2008. The Company does not hold any additional common or equity securities issued by Fannie Mae or Freddie Mac.
     The Company’s management has evaluated the capital condition of both the Company and the Bank, and has concluded that both would remain “well capitalized” under any valuation scenario involving the Fannie Mae and Freddie Mac perpetual preferred stock investment securities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCBH HOLDINGS, INC.
Date: September 10, 2008	By:	/s/ Craig S. On
Craig S. On
Senior Vice President and Acting Chief Financial Officer